Exhibit 99.1
VWR Corporation Reports Record Fourth Quarter 2015 Financial Results
RADNOR, Pa., February 25, 2016 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), a leading global, independent provider of products, services and solutions to laboratory and production facilities, today reported its financial results for the fourth quarter and full year ended December 31, 2015.
Highlights:

•	4Q15 record quarterly net sales of $1.11 billion, up 1.0% year-over-year, and up 5.6% on an organic basis.

•	4Q15 Americas and EMEA-APAC segments’ organic net sales increased 6.4% and 4.5%, respectively.

•	4Q15 record quarterly Adjusted EPS of $0.47, up 11.9% compared to $0.42 in the prior year. GAAP EPS was $0.41 in 4Q15 compared to $0.38 in 4Q14.

•	2015 cash flow from operating activities of $225.0 million, up 17.7% vs. $191.1 million in 2014.

•	Acquired Therapak, a supplier of pre-packaged convenience kits and procedure packs for clinical trials, pharmaceutical, diagnostic and clinical laboratories on January 4, 2016.

•	2016 guidance: 2016 net sales up 4% to 6% (range of $4.49 to $4.57 billion) and Adjusted EPS up 7% to 12% (range of $1.62 to $1.70).
Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “We are pleased to end fiscal 2015 with strong financial performance, and are encouraged to see that our solid business momentum has continued into the current year. Our record fourth quarter results highlight the multiple factors that VWR is utilizing to drive double-digit Adjusted Earnings Per Share growth. Even with a 6.1% currency headwind and a tough comparison to last year’s 5.9% fourth quarter organic net sales growth, VWR posted positive reported net sales growth in the fourth quarter of 2015. This performance was the direct result of our ongoing passion to find ways to help our customers to win, to take away their pain points and to look for innovative solutions and services to enable them to succeed.”
Mr. Brocke-Benz continued: “Below the operating income line, our ongoing deleveraging initiatives reduced interest expense which along with a lower than expected tax rate, translated our mid-single-digit organic net sales growth and modest margin expansion into an 11.9% year-over-year increase in fourth quarter Adjusted Earnings Per Share. We finished 2015 with a strengthened balance sheet and a motivated employee base, setting the table for continued success as we move through 2016.”
Fourth Quarter 2015 — Consolidated Results
Net sales were $1.11 billion, up $10.9 million, or 1.0% compared to prior year. The foreign exchange impact of the strengthening of the U.S. dollar compared to the euro and other major currencies reduced net sales by $67.2 million, or 6.1%. On an organic basis, net sales increased $61.3 million, or 5.6%, while recent acquisitions increased net sales by an additional $16.8 million, or 1.5%.
Operating income was $87.7 million, up $1.4 million, or 1.6% compared to prior year. Excluding the impact of currency, operating income increased by $8.6 million, or 10.0%. The fourth quarter of 2015 included a $0.5 million non-cash earn-out benefit and secondary offering expenses of $0.6 million. Adjusted EPS increased 11.9% year-over-year to $0.47, up from $0.42 in the prior year.

Fourth Quarter 2015 — Segment Results
Americas
Net sales were $652.3 million, up $40.9 million, or 6.7% compared to prior year. On an organic basis, net sales increased 6.4% year-over-year. The increase in the Americas net sales was driven by strong sales to biopharma customers.
Operating income was $38.4 million, down $0.4 million, or 1.0% compared to prior year. Fourth quarter 2015 operating income included a $0.5 million non-cash earn-out benefit and secondary offering expenses of $0.6 million.
EMEA-APAC
Net sales were $460.2 million, down $30.0 million, or 6.1% year-over-year. The strengthening of the U.S. dollar as compared to the euro and other currencies reduced net sales by $56.5 million, or 11.5%, while acquisitions added $4.3 million, or 0.9%. On an organic basis, net sales increased 4.5%.
Operating income was $49.3 million, up $1.8 million, or 3.8% compared to prior year. Excluding the impact of currency, operating income increased 18.3% year-over-year.
Full Year 2015 — Consolidated Results
Net sales were $4,318.8 million, down $56.5 million compared to prior year, as currency reduced reported net sales by $334.5 million, or 7.6%, while acquisitions added $85.3 million, or 1.9%. Excluding acquisitions and currency, net sales increased $192.7 million, or 4.4%.
Operating income was $320.2 million, up $2.3 million, or 0.7% compared to prior year. Currency reduced operating income by $26.6 million, or 8.4%. In 2015, VWR expanded operating income margin by 10 basis points. The margin expansion was driven by robust organic net sales growth, offset in part by the steep strengthening of the U.S.dollar against the euro and other currencies, which limited our ability to adjust pricing quickly enough to offset the impact of purchasing U.S. denominated products sold into Europe, a change in the Merck supply agreement impacting first quarter 2015 results, and a supply chain disruption involving a single supplier in EMEA-APAC.
Net interest expense declined from $166.3 million in 2014 to $102.8 million in 2015. The lower net interest expense and increase in operating income contributed to a 26.7% increase in Adjusted EPS to $1.52 in 2015.
Greg Cowan, Senior Vice President and Chief Financial Officer commented: “VWR finished the year with net interest expense of $102.8 million, down from $166.3 million in 2014, with the $63.5 million reduction driven by our deleveraging and refinancing initiatives. 2015 was a year of record cash flow for VWR, providing capacity to continue to strengthen our balance sheet and to execute on our value creating acquisition strategy.”
Full Year 2016 Outlook
Management projects 2016 net sales to increase 4% to 6% (range of $4.49 to $4.57 billion) and 2016 Adjusted EPS to increase 7% to 12% (range of $1.62 to $1.70).
Our full year 2016 outlook assumes:

•	Currency exchange rates for the remainder of 2016 remain consistent with current rates.

•	Interest expense of about $88 million.

•	Adjusted diluted shares outstanding of approximately 132 million.

•	The income tax rate to calculate full-year 2016 Adjusted EPS of 35%.

•	Share-based compensation expense of approximately $10 million before tax.

•	No impact from acquisitions closed after February 25, 2016.

Balance Sheet & Cash Flows
At December 31, 2015, total debt was $1.99 billion, down $111 million compared to total debt of $2.10 billion as of December 31, 2014, with the reduction driven by changes in foreign exchange rates and cash flow from operations.
2015 cash generated by operating activities was $225.0 million compared to $191.1 million in 2014. The year-over-year increase was driven by lower cash interest and improved operating results. Capital expenditures in 2015 were $40.9 million compared to $33.6 million in 2014.
Conference Call
As previously announced, VWR Corporation will hold a conference call today, February 25, 2016, to discuss its fourth quarter and full year 2015 financial results beginning at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation fourth quarter 2015 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 34076337. The replay will be available through March 1, 2016. A presentation relating to the conference call will be available at http://investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at http://investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EPS and organic net sales:

•
Adjusted EPS is our net income, adjusted for certain items, divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering and the exercise of the underwriters’ option to purchase additional shares, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments into common stock as determined under GAAP. For the purposes of calculating adjusted net income, our net income or loss is first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) impairment charges, (iv) losses on extinguishment of debt, (v) equity offering costs, (vi) income from changes to estimated fair value of contingent consideration and (vii) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. After those adjustments, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates and any other tax items that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Organic net sales is our reported net sales compared to a prior period, reduced by the impact of changes in foreign currency rates and the contribution of acquisitions to the extent not present in prior reported.

Reconciliations of these measurements to the most directly comparable GAAP-based financial measurements are included at the end of this press release.

About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a leading, global, independent provider of products, services and solutions to laboratory and production facilities. With sales in excess of $4.3 billion in 2015, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of approximately 9,300 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our most recently filed Annual Report on Form 10-K.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net sales	$1,112.5	$1,101.6	$4,318.8	$4,375.3
Cost of goods sold	804.6	792.6	3,121.7	3,131.9
Gross profit	307.9	309.0	1,197.1	1,243.4
Selling, general and administrative expenses	220.2	222.7	876.9	925.5
Operating income	87.7	86.3	320.2	317.9
Interest expense	(19.1)	(31.9)	(103.0)	(167.2)
Interest income	—	0.4	0.2	0.9
Other income (expense), net	(1.5)	23.4	45.4	90.9
Loss on extinguishment of debt	—	(5.1)	(32.7)	(5.1)
Income before income taxes	67.1	73.1	230.1	237.4
Income tax provision	(13.6)	(24.3)	(75.8)	(84.8)
Net income	53.5	48.8	154.3	152.6
Accretion of dividends on redeemable convertible preferred stock	—	—	—	(29.4)
Net income applicable to common shareholders	$53.5	$48.8	$154.3	$123.2

Earnings per share:
Basic	$0.41	$0.38	$1.17	$2.50
Diluted	0.41	0.38	1.17	2.49
Weighted average shares outstanding:
Basic	131.4	127.9	131.4	49.3
Diluted	131.6	128.3	131.8	49.5

VWR Corporation and Subsidiaries
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$136.3	$118.0
Trade accounts receivable, net of reserves of $12.0 and $12.2	583.2	583.5
Other receivables	56.6	62.1
Inventories	424.0	394.5
Other current assets	32.9	44.5
Total current assets	1,233.0	1,202.6
Property and equipment, net	228.2	231.5
Goodwill	1,791.4	1,853.6
Other intangible assets, net	1,455.6	1,594.9
Other assets	85.6	94.5
Total assets	$4,793.8	$4,977.1
Liabilities, Redeemable Equity and Stockholders’ Equity
Current liabilities:
Current portion of debt	$92.8	$95.3
Accounts payable	474.5	466.2
Employee-related liabilities	61.4	82.3
Current amount due to VWR Holdings — ITRA	78.1	9.8
Other current liabilities	112.3	132.5
Total current liabilities	819.1	786.1
Debt, net of current portion	1,896.2	2,004.9
Amount due to VWR Holdings — ITRA, net of current portion	85.0	163.1
Deferred income tax liabilities	459.5	462.2
Other liabilities	158.8	169.7
Total liabilities	3,418.6	3,586.0
Redeemable equity, at redemption value	38.8	51.4
Stockholders’ equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,735.1	1,716.3
Retained earnings (accumulated deficit)	6.3	(148.0)
Accumulated other comprehensive loss	(406.3)	(229.9)
Total stockholders’ equity	1,336.4	1,339.7
Total liabilities, redeemable equity and stockholders’ equity	$4,793.8	$4,977.1

VWR Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	Year ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$154.3	$152.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124.5	129.3
Net foreign currency remeasurement gain	(45.1)	(95.7)
Deferred income tax provision	27.3	33.9
Loss on extinguishment of debt	32.7	5.1
Share-based compensation expense	4.9	2.0
Amortization of debt issuance costs	5.2	5.9
Other, net	7.8	5.1
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(30.2)	(30.1)
Inventories	(43.8)	(41.5)
Accounts payable	25.1	27.5
Other assets and liabilities	(37.7)	(3.0)
Net cash provided by operating activities	225.0	191.1
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(59.1)	(102.9)
Proceeds from disposition of business, net of cash disposed	—	13.0
Capital expenditures	(40.9)	(33.6)
Other investing activities	2.1	0.5
Net cash used in investing activities	(97.9)	(123.0)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriting discounts	1.3	582.6
Proceeds from debt	2,767.0	742.2
Repayment of debt	(2,810.2)	(1,353.8)
Net change in bank overdrafts	(2.6)	(26.2)
Net change in compensating cash balance	2.5	23.4
Redemption of redeemable equity	—	(8.9)
Payment of dividend to VWR Holdings	—	(25.0)
Payment to VWR Holdings under ITRA	(9.8)	—
Payment of stock issuance costs	—	(4.8)
Payment of debt issuance costs and redemption premium	(41.9)	(1.1)
Other financing activities	(2.4)	(0.2)
Net cash used in financing activities	(96.1)	(71.8)
Effect of exchange rate changes on cash	(12.7)	(13.9)
Net increase (decrease) in cash and cash equivalents	18.3	(17.6)
Cash and cash equivalents at beginning of period	118.0	135.6
Cash and cash equivalents at end of period	$136.3	$118.0
Supplemental disclosures of cash flow information:
Cash paid for interest	$104.9	$158.9
Cash paid for income taxes, net	48.0	39.3

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three months ended December 31,		Reported change		Year ended December 31,		Reported change

	2015	2014	Amount	%	2015	2014	Amount	%
Net sales:
Americas	$652.3	$611.4	$40.9	6.7%	$2,577.3	$2,430.1	$147.2	6.1%
EMEA-APAC	460.2	490.2	(30.0)	(6.1)%	1,741.5	1,945.2	(203.7)	(10.5)%
Total	1,112.5	1,101.6	10.9	1.0%	4,318.8	4,375.3	(56.5)	(1.3)%
Gross profit	307.9	309.0	(1.1)	(0.4)%	1,197.1	1,243.4	(46.3)	(3.7)%
Gross margin	27.7%	28.1%	(40)	basis points	27.7%	28.4%	(70)	basis points
SG&A expenses	$220.2	$222.7	$(2.5)	(1.1)%	$876.9	$925.5	$(48.6)	(5.3)%
as a % of net sales	19.8%	20.2%	(40)	basis points	20.3%	21.2%	(90)	basis points
Operating income:
Americas	$38.4	$38.8	$(0.4)	(1.0)%	$162.5	$141.0	$21.5	15.2%
EMEA-APAC	49.3	47.5	1.8	3.8%	157.7	176.9	(19.2)	(10.9)%
Total	$87.7	$86.3	$1.4	1.6%	$320.2	$317.9	$2.3	0.7%
Operating income margin:
Americas	5.9%	6.3%	(40)	basis points	6.3%	5.8%	50	basis points
EMEA-APAC	10.7%	9.7%	100	basis points	9.1%	9.1%	—	basis points
Total	7.9%	7.8%	10	basis points	7.4%	7.3%	10	basis points

VWR Corporation and Subsidiaries
Reconciliations of Non-GAAP Financial Measurements
(in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net income	$53.5	$48.8	$154.3	$152.6
Amortization of acquired intangible assets	21.3	21.2	83.4	88.9
Net foreign currency remeasurement loss (gain) from financing activities	1.5	(23.4)	(45.4)	(90.9)
Impairment charges	—	—	3.2	11.3
Gain on disposition of business	—	—	—	(11.1)
Loss on extinguishment of debt	—	5.1	32.7	5.1
Secondary equity offering costs	0.6	—	1.5	—
Income from changes to estimated fair value of contingent consideration	(0.5)	—	(1.1)	—
Legacy facility exit charges	—	—	2.8	—
Income tax (benefit) provision applicable to adjustments, net	(9.7)	3.5	(26.7)	2.4
Deferred tax rate change related to amortizable intangible assets	(4.5)	—	(4.5)	—
Adjusted net income	62.2	55.2	200.2	158.3
Interest expense, net of interest income	19.1	31.5	102.8	166.3
Depreciation expense	10.7	10.5	41.1	40.4
Share-based compensation expense	1.2	1.5	4.9	2.0
Income tax provision applicable to adjusted net income	27.8	20.8	107.0	82.4
Adjusted EBITDA	$121.0	$119.5	$456.0	$449.4

Adjusted EPS	$0.47	$0.42	$1.52	$1.20

Weighted average shares outstanding, diluted	131.6	128.3	131.8	49.5
Normalization for recent share activity*	—	3.5	—	82.0
Adjusted weighted average shares outstanding, diluted	131.6	131.8	131.8	131.5

*
This adjustment states adjusted weighted average shares outstanding, diluted, at the amounts that would have been reported under GAAP had our initial public offering and the exercise of the underwriters’ option to purchase additional shares and our 2014 recapitalization occurred at the beginning of each period presented.

	December 31,		Reported change		Components of reported change
					Currency translation	Acquisitions	Organic net sales growth
	2015	2014	Amount	%			Amount	%
Three months ended:
Americas	$652.3	$611.4	$40.9	6.7%	$(10.7)	$12.5	$39.1	6.4%
EMEA-APAC	460.2	490.2	(30.0)	(6.1)%	(56.5)	4.3	22.2	4.5%
Net sales	$1,112.5	$1,101.6	$10.9	1.0%	$(67.2)	$16.8	$61.3	5.6%
Year ended:
Americas	$2,577.3	$2,430.1	$147.2	6.1%	$(39.0)	$61.3	$124.9	5.1%
EMEA-APAC	1,741.5	1,945.2	(203.7)	(10.5)%	(295.5)	24.0	67.8	3.5%
Net sales	$4,318.8	$4,375.3	$(56.5)	(1.3)%	$(334.5)	$85.3	$192.7	4.4%

Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com